UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma balance sheet and statement of operations have been derived from the balance sheet and statement of operations of Siclone Industries, Inc. at December 31, 2007 and adjusts such information to give effect to the acquisition of Apollo Medical Management, Inc. ("AMM"), as if the acquisition had occurred at December 31, 2007. The pro forma balance sheet and statement of operations are presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at December 31, 2007. The pro forma balance sheet and statement of operations should be read in conjunction with the notes thereto and AMM’s financial statements and related notes thereto contained elsewhere in this filing.

On June 13, 2008, Siclone Industries, Inc. (“we”, the “Registrant” or “SI”) acquired Apollo Medical Management, Inc., a Delaware corporation, through a share exchange (the “Merger”) between SI, AMM and AMM’s shareholders. As a result of the Merger, AMM is now our wholly-owned subsidiary. The Merger was effected pursuant to that certain Agreement and Plan of Merger dated June 13, 2008 (the “Merger Agreement”).

Immediately following the Merger, we formally ceased the business that we had previously conducted, we closed our offices in Utah, and we moved our offices to the offices of AMM in Southern California. We currently do not plan to conduct any business other than owning the shares of AMM, which will continue to conduct its operations that it has, to date, been engaged in.

For accounting purposes, this transaction was treated as an acquisition of SI and a recapitalization of AMM. AMM is the accounting acquirer and the results of its operations carryover. Accordingly, the operations of SI are not carried over and will be adjusted to $0. Immediately prior to the Merger, SI had materially no liabilities.

The financial statements are presented based on this recapitalization, whereby SI has 25,540,420 common shares outstanding as of December 31, 2007.

Siclone Industries, Inc.
(a Development Stage Company)
Unaudited Pro Forma Consolidated Balance Sheet

	Apollo Medical	Siclone
	Management, Inc.	Industries, Inc.	Pro Forma	Pro
	January 31, 2008	December 31, 2007	Adjustments	Forma
Assets
Current assets:
Cash	$44,352	$-	$0	$44,352
Prepaid Expenses	15,719	-	-	15,719
Total current assets	60,071	-	0	60,071

Total Assets	$60,071	$-	$0	$60,071

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$13,300	$30,418	$469,582	$513,300
Due to related parties	17,907	20,000	(20,000)	17,907
Notes Payable	-	67,323	(67,323)	-
Total current liabilities	31,207	117,741	(117,741)	531,207

Long-term liabilities	-	-	-	-

Total Liabilities	31,207	117,741	(117,741)	531,207

Stockholders' deficit:

Preferred stock, par value $.001 per share; 5,000,000
shares authorized; 0 shares issued and outstanding	-	-	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 25,540,420 Issued and Outstanding	1,036	10,197	14,307	25,540
Additional paid-in capital	180,964	598,306	(622,810)	156,460
Other comprehensive loss	-	-	-	-
Deficit accumulated during development stage	(153,136)	(726,244)	226,244	(653,136)
Total Stockholders' Equity (Deficit)	28,864	(117,741)	(382,259)	(471,136)

Total Liabilities and Stockholders' Equity (Deficit)	$60,071	$-	$0	$60,071

The accompanying notes are an integral part of these financial statements.

	Apollo Medical	Siclone
	Management, Inc.	Industries, Inc.	Pro Forma	Pro
	January 31, 2008	December 31, 2007	Adjustments	Forma

NET REVENUE	$90,500	$-	$-	$90,500

COST OF REVENUE	44,643	-	-	44,643

GROSS PROFIT	45,857	-	-	45,857

OPERATING EXPENSES
General and administrative expenses	199,519	36,651	(36,651)	199,519

NET LOSS BEFORE INCOME TAXES & TRANSACTION COST	(153,662)	(36,651)	36,651	(153,662)

Provision for Income Tax	800	-	-	800
Transaction Cost			500,000	500,000

NET LOSS	$(154,462)	(36,651)	(463,349)	(654,462)

WEIGHTED AVERAGE SHARES OF COMMON
STOCK OUTSTANDING, BASIC AND DILUTED	10,105,710	2,996,992	12,437,718	25,540,420

*BASIC AND DILUTED NET LOSS PER SHARE	$(0.02)	(0.01)		(0.03)

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

The pro forma presentation and adjustments reflect the following items:

•	On June 13, 2008, the Registrant acquired AMM, through a share exchange (the “Merger”) between AMM, the Shareholders of AMM and SI in exchange for 20,933,490 shares of the Registrant's common stock.

•
SI ceased the business that we had previously conducted, we closed our offices in Utah, and we moved our offices to the offices of AMM in Southern California. Accordingly all of the operations of SI have been eliminated in the pro forma balance sheet and statement of operations.

•	After the share exchange and stock purchase there were 25,540,420 shares of common stock outstanding of the combined entity.

•
AMM agreed to pay $500,000 for professional fees related to this transaction, $250,000 of which has been paid as of June 19, 2008. The $500,000 is considered a transaction cost of the acquisition and the pro forma statements contain adjustments to expenses, cash and the deficit accumulated during development stage to account for these transaction costs, and the acquisition, as if they had as if they had occurred at December 31, 2007.